Exhibit 99.3
CLAIRE’S STORES, INC.

OFFER TO EXCHANGE

$450,000,000 AGGREGATE PRINCIPAL AMOUNT OF OUTSTANDING
8.875% SENIOR SECURED SECOND LIEN NOTES DUE 2019

FOR

$450,000,000 AGGREGATE PRINCIPAL AMOUNT OF
8.875% SENIOR SECURED SECOND LIEN NOTES DUE 2019
THAT HAVE BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933, AS AMENDED

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Claire’s Stores, Inc., a Florida corporation (the “Company”), is offering, upon and subject to the terms and conditions set forth in the enclosed prospectus, dated [          ], 2011 (the “Prospectus”), and Letter of Transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”) up to $450,000,000 aggregate principal amount of the Company’s outstanding 8.875% Senior Secured Second Lien Notes due 2019 (the “Old Notes”), for $450,000,000 aggregate principal amount of the Company’s 8.875% Senior Secured Second Lien Notes due 2019 (the “Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

We are requesting that you contact your clients for which you hold Old Notes regarding the Exchange Offer. We have enclosed herewith copies of the following documents:

1.	the Prospectus;

2.	the Letter of Transmittal for your use and for the information of your clients; and

3.	a form of letter that may be sent to your clients for the account of which you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED.  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [          ], 2011, UNLESS EXTENDED (SUCH TIME AND DATE, OR THE LATEST TIME AND DATE TO WHICH THE EXCHANGE OFFER HAS BEEN EXTENDED, THE “EXPIRATION DATE”). TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME AT OR PRIOR TO THE EXPIRATION TIME.

The Company has not retained any dealer-manager in connection with the Exchange Offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent for the Exchange Offer (the “Exchange Agent”), for soliciting tenders of Old Notes pursuant to the Exchange Offer. You will be reimbursed by the Company, upon request, for customary mailing and handling expenses incurred by you in forwarding the Prospectus and related documents to your clients that are holders of Old Notes and for handling or tendering for such clients. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in Instruction 7 of the Letter of Transmittal.

Any inquiries you may have with respect to Exchange Offer and all requests for additional copies of the enclosed materials should be directed to The Bank of New York Mellon Trust Company, N.A., the Exchange Agent, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

CLAIRE’S STORES, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures